Exhibit 99.1

  NOTIFY TECHNOLOGY REPORTS RESULTS FOR THE FISCAL QUARTER ENDED JUNE 30, 2006

          THE INTERPRETATION OF EITF 00-19 DOMINATES FINANCIAL RESULTS

    SAN JOSE, Calif., Aug. 14 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC: NTFY) today announced financial results for its fiscal quarter ended June 30, 2006.

    The Company showed a net loss for the three month period ended June 30, 2006, of $138,370, or a net loss per share of $0.01, compared to a net loss of $252,695, or a net loss per share of $0.02, reported for the same period in fiscal 2005.

    The $937,515 of revenue reported in the fiscal quarter ended June 30, 2006 compares to $866,633 of revenue for the same period last year. The improvement in revenue consisted of a 26% increase in NotifyLink revenues offset by a decrease of 26% in our legacy Visual Got Mail Solution.

    The gross margin for three month period ended June 30, 2006 was 97.5% compared to 95.9% in the same period last year because the three month period ended June 30, 2006. The Company's NotifyLink wireless product line revenue improved to $745,606 for the three month period ended June 30, 2006 from $593,564 for the same period of the prior year. The service portion of the Visual Got Mail Solution product line was $191,909 in the three month period ended June 30, 2006 compared to $295,069 in the same period of the prior year. The level of Visual Got Mail service revenue is expected to continue to decrease in future periods as the installed base the Visual Got Mail product services declines due to our customer's discontinued marketing of the service.

    The Company also satisfied the closing conditions of the agreement to sell selected patents for net proceeds of approximately $250,000. The collection of the $250,000 both improved the balance sheet and was recorded as a gain on the income statement for the three month period ended June 30, 2006. The patents sold do not involve Notify's current software product line but are associated with Notify's legacy wireline hardware product line no longer in production.

    The results from operations for the three month period ended June 30, 2006 was a loss due to the $312,667 increase in warrant liability related to warrants for common stock issued during the July 2001 Series A Preferred offering. These warrants qualify for accounting treatment under EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, A Company's Own Stock."

    In accordance with EITF 00-19, due to the potential payment of liquidated damages in the event the Company becomes delinquent in its future SEC filings, the fair value of the warrants issued in the financing must be accounted for as a liability. The value of these warrants are recalculated based on their fair market value at the end of each quarterly period, and the change to the warrant liability and related gain or loss is reflected in the financial statements of the Company's quarterly report.

    On June 30, 2006, the closing day of the second fiscal quarter of 2006, the fair value of the warrants using the Black-Scholes option-pricing model was estimated to be $145,252. On June 30, 2006, the fair value of the warrants using the same valuation method increased to $457, 919. Consequently, the $312,667 increase in fair value of the warrants was recorded as a "Loss on fair value of warrants" in the Company's statement of operations in the three month period ended June 30, 2006, and included in "Warranty liability" on the Company's balance sheet.

    "The 25% growth in NotifyLink revenue this period over the same period a year ago plus the sales of selected legacy wireline patents has been completely overshadowed by the negative EITF 00-19 adjustment," said Paul DePond, President of Notify Technology. "I hope our shareholders realize that the negative adjustment of the EITF-00-19 is a non-cash accounting adjustment and subject to reversal if the warrants were exercised or they expire in July 2008. Shareholders need to focus on the growth of our wireless business which is the true indicator of how the Company is financially performing."

    About Notify Technology Corporation

    Founded in 1994, Notify Technology Corporation is an innovative software company developing mobility products for organizations of all sizes. Notify's wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

    Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to statements regarding the development of NotifyLink revenue and the service revenue on the Visual Got Mail Solution. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the continuance of certain customer voice mail programs, the expectation that the revenue from the service portion of the Visual Got Mail Solution will decline due to customer decisions to withdraw from the consumer market that the Notify product supports, the probability that we will not be delinquent on any SEC filings before July 2008 as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. Increasing NotifyLink revenues will require continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations.

    Contacts:
    At Notify Technology Corporation:
    Jerry Rice, Chief Financial Officer
    Phone:  408-777-7927
    jerry.rice@notifycorp.com

                          NOTIFY TECHNOLOGY CORPORATION
                  CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

                             Three-Month Periods         Nine-Month Periods
                               Ended June 30,              Ended June 30,
                         -------------------------   -------------------------
                             2006          2005          2006          2005
                         -----------   -----------   -----------   -----------
Revenue:
  Product revenue        $   745,606   $   604,200   $ 2,707,495   $ 3,067,338
  Service revenue            191,909       262,433       637,784     1,113,602
Total revenue                937,515       866,633     3,345,279     4,180,940

Cost of revenue:
  Product cost                 2,420        25,586       459,816     1,278,912
  Service cost                    --        10,175        15,375        34,112
  Royalty payments            20,855            --        56,753            --
Total cost of revenue         23,275        35,761       531,944     1,313,024
Gross profit                 914,240       830,872     2,813,335     2,867,916

Operating expenses:
  Research and
   development               250,589       266,796       713,035       779,816
  Sales and
   marketing                 403,320       405,064     1,221,606     1,240,171
  General and
   administrative            334,681       412,411       970,746     1,185,791
Total operating
 expenses                    988,590     1,084,271     2,905,387     3,205,778

Loss from operations         (74,350)     (253,399)      (92,052)     (337,862)

Other interest
 (expense), net               (1,353)          704        (1,509)        2,053
Proceeds from sale
 of patents                  250,000            --       253,046            --
Loss on fair value
 of warrants                (312,667)           --      (457,919)           --

Net loss                 $  (138,370)  $  (252,695)  $  (298,434)  $  (335,809)

Basic and diluted
 net loss per share      $     (0.01)  $     (0.02)  $     (0.02)  $     (0.02)

Basic and diluted
 weighted average
 shares outstanding       13,968,995    13,968,995    13,968,995    13,921,486

                          NOTIFY TECHNOLOGY CORPORATION
                            CONDENSED BALANCE SHEETS

                                           June 30,       Sept. 30,
                                             2006           2005
                                         ------------   ------------
                                          (Unaudited)
Assets:
Current assets:
  Cash and cash equivalents              $    820,428   $    424,228
  Accounts receivable, net                    524,748        472,942
  Other assets                                 45,213         58,751
Total current assets                        1,390,389        955,921
  Property and equipment, net                 104,440        144,418
  Total assets                           $  1,494,829   $  1,100,339

Liabilities and shareholders' deficit
Current liabilities:
  Current portion of
   capital lease obligation                    17,896         22,609
  Accounts payable                             12,704         47,650
  Accrued payroll and
   related liabilities                        256,121        328,535
  Deferred revenue                          1,704,283      1,287,866
  Customer advances                                --         30,039
  Other accrued liabilities                   109,344        139,484
  Warrant liability                           457,919             --
Total current liabilities                   2,558,267      1,856,183
  Long-term capital lease obligations          13,883         23,044
Total liabilities                           2,572,150      1,879,227
Shareholders' deficit:
  Common stock                                 13,969         13,969
  Additional paid-in capital               22,840,830     22,840,830
  Accumulated deficit                     (23,932,120)   (23,633,687)
Total shareholders' deficit                (1,077,321)      (778,888)

  Total liabilities and
   shareholders' deficit                 $  1,494,829   $  1,100,339

SOURCE  Notify Technology Corporation
    -0-                             08/14/2006
    /CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, or jerry.rice@notifycorp.com/
    /Web site:  http://www.notifycorp.com /
    (NTFY)